                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_] Confidential, for Use of the
[_] Preliminary Proxy Statement               Commission Only (as Permitted by
                                              Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                       INTERNEURON PHARMACEUTICALS, INC.
               (Name of Registrant as Specified In Its Charter)


                                      N/A
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

  (2)  Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4)  Proposed maximum aggregate value of transaction:

  (5)  Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)  Amount Previously Paid:

  (2)  Form, Schedule or Registration Statement No.:

  (3)  Filing Party:

  (4)  Date Filed:

Notes:

                       INTERNEURON PHARMACEUTICALS, INC.
                             One Ledgemont Center
                               99 Hayden Avenue
                        Lexington, Massachusetts 02421

                               ----------------

                   Notice of Annual Meeting of Stockholders
                           To be held March 16, 1999

                               ----------------

TO THE STOCKHOLDERS:

  Notice is hereby given that the Annual Meeting of the Stockholders of Interneuron Pharmaceuticals, Inc. (the "Company") will be held on March 16, 1999, at 10:00 a.m. local time at The Doubletree Guest Suites, 550 Winter Street, Waltham, Massachusetts 02451. The Annual Meeting is called for the following purposes:

    1.To elect a board of ten directors;

    2.To approve and ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company; and

    3.To consider and take action upon such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

  The close of business on January 22, 1999 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. The stock transfer books of the Company will not be closed.

  All stockholders are cordially invited to attend the Annual Meeting. Whether or not you expect to attend, you are respectfully requested by the Board of Directors to sign, date and return the enclosed proxy promptly. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof. A return envelope which requires no postage if mailed in the United States is enclosed for your convenience.

                                          By Order of the Board of Directors,

                                          Glenn L. Cooper, M.D.
                                          President and Chief Executive
                                           Officer

Dated: January 27, 1999

                       INTERNEURON PHARMACEUTICALS, INC.
                             One Ledgemont Center
                               99 Hayden Avenue
                        Lexington, Massachusetts 02421
                                (781) 861-8444

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        ANNUAL MEETING OF STOCKHOLDERS

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Interneuron Pharmaceuticals, Inc., a Delaware corporation (the "Company"), for the Annual Meeting of Stockholders to be held at The Doubletree Guest Suites, 550 Winter Street, Waltham, Massachusetts 02451 on March 16, 1999, at 10:00 a.m. and for any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Any stockholder giving such a proxy has the power to revoke it at any time before it is voted. Written notice of such revocation should be forwarded directly to the Vice President, Corporate Communications of the Company, at the above stated address. Attendance at the Annual Meeting will not have the effect of revoking the proxy unless such written notice is given or the stockholder votes by ballot at the Annual Meeting.

  If the enclosed proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the directions thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no direction is specified will be voted in favor of the actions described in this Proxy Statement, including the election of the nominees set forth under the caption "Election of Directors" and the approval and ratification of the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company.

  The approximate date on which this Proxy Statement and the accompanying form of proxy will first be mailed or given to the Company's stockholders is February 9, 1999.

  Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the Annual Meeting. If you do attend, you may vote by ballot at the Annual Meeting, thereby canceling any proxy previously given.

                               VOTING SECURITIES

  Holders of shares of Common Stock, par value $.001 per share (the "Shares"), and holders of shares of Series B and Series C Convertible Preferred Stock, par value $.001 per share (the "Preferred Shares"), of record as of the close of business on January 22, 1999, are entitled to notice of and to vote at the Annual Meeting on all matters except that the holders of the Preferred Shares are not entitled to vote for the election of directors. Except as set forth in the preceding sentence, each outstanding Share is entitled to one vote upon all matters to be acted upon at the Annual Meeting. For purposes of voting at the Annual Meeting on all matters except the election of directors, the Preferred Shares are treated as converted into Shares.

  Accordingly, on the record date there were issued and outstanding an aggregate of (i) 41,898,853 Shares entitled to vote for the election of directors, and (ii) 42,521,075 Shares, giving effect to the right to vote 622,222 Shares held by the holder of the 244,425 Preferred Shares, voting as one class, entitled to vote on all other matters. A majority of the outstanding Shares entitled to vote on any matter and represented at the Annual Meeting in person or by proxy shall constitute a quorum. Assuming a quorum is present, (i) the affirmative vote of a plurality of the 41,898,853 Shares so represented and entitled to vote is necessary to elect the directors, and (ii) the affirmative vote of a majority of the 42,521,075 Shares so represented and entitled to vote, excluding broker non-votes, is necessary to approve the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company.

  Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. If a stockholder, present in person or by proxy, abstains on any matter, the stockholder's Shares will not be voted on such matter. Thus, an abstention from voting on any matter has the same legal effect as a vote "against" the matter, even though the stockholder may interpret such action differently. Except for determining the presence or absence of a quorum for the transaction of business, broker non-votes are not counted for any purpose in determining whether a matter has been approved.

                            PRINCIPAL STOCKHOLDERS

  Set forth below is information concerning stock ownership of all persons known by the Company to own beneficially 5% or more of the Shares or Preferred Shares, each director, each executive officer named under "Executive Compensation" and all directors and executive officers of the Company as a group based upon the number of outstanding Shares and Preferred Shares as of January 22, 1999.

                                            Amount and Nature    Percent of
                                              of Beneficial      Outstanding
Name of Stockholder                          Ownership(#)(1)      Class(17)
-------------------                         -----------------    -----------
Lindsay A. Rosenwald, M.D. ................     2,594,815(2)         6.2%

Glenn L. Cooper, M.D. .....................       545,540(3)         1.3%

Mark S. Butler.............................       302,167(4)(5)        *

Thomas F. Farb.............................       205,055(6)           *

Bobby W. Sandage, Jr., Ph.D. ..............       293,062(5)(7)        *

Harry J. Gray..............................        57,317(8)           *

Alexander M. Haig, Jr. ....................       109,467(9)           *

Peter Barton Hutt..........................        21,967(10)          *

Malcolm Morville, Ph.D. ...................        21,967(10)          *

Robert K. Mueller..........................        21,967(10)          *

Lee J. Schroeder...........................        56,967(11)          *

David B. Sharrock..........................        40,167(12)          *

Richard Wurtman, M.D. .....................       653,560(13)        1.6%

J. Morton Davis............................    10,466,958(14)       25.0%
  c/o D.H. Blair Investment Banking Corp.
  44 Wall Street
  New York, New York 10005

American Home Products Corp. ..............       244,425(15)        100%
  Five Giralda Farms
  Madison, New Jersey 07940

All directors and executive officers as a
   group (13 persons)......................     4,924,018(16)       11.3%

--------
 *  less than 1%

(1) Beneficial ownership is defined in accordance with the rules of the Securities and Exchange Commission ("S.E.C.") and generally means the power to vote and/or to dispose of the securities regardless of any economic interest therein.

(2) Includes (i) 2,512,481 Shares, of which 300,000 have been pledged in favor of a bank to secure certain lease obligations of an affiliate of Dr. Rosenwald, and (ii) 82,334 Shares issuable upon exercise of options exercisable within 60 days, but excludes (i) 107,666 Shares issuable upon exercise of options which are not exercisable within 60 days, (ii) 658,481 Shares owned by Dr. Rosenwald's wife, as to which Shares
     Dr. Rosenwald disclaims beneficial ownership, and (iii) 37,800 Shares owned by two limited partnerships, the limited partners of which include Dr. Rosenwald's wife and children, as to which Shares Dr. Rosenwald disclaims beneficial ownership.

(3) Includes (i) 7,206 Shares, (ii) 463,334 Shares issuable upon exercise of options exercisable within 60 days, and (iii) 75,000 Shares subject to restricted stock awards which may vest within 60 days, but excludes
     (i) 1,356,666 Shares issuable upon exercise of options which are not exercisable within 60 days, (ii) 75,000 Shares subject to restricted stock awards which do not vest within 60 days, and (iii) the following held by Dr. Cooper's wife, an employee of the Company: (a) 70,000 Shares issuable upon exercise of options and (b) 22,800 Shares subject to restricted stock awards, as to all of which Shares Dr. Cooper disclaims beneficial ownership.

(4) Includes (i) 7,500 Shares, (ii) 3,000 Shares owned by Mr. Butler's children, and (iii) 241,667 Shares issuable upon exercise of options exercisable within 60 days, but excludes 728,333 Shares issuable upon exercise of options which are not exercisable within 60 days.

(5) Includes 50,000 Shares subject to restricted stock awards which may vest within 60 days, but excludes 50,000 Shares subject to restricted stock awards which do not vest within 60 days.

(6) Includes (i) 55 Shares and (ii) 205,000 Shares issuable upon exercise of options exercisable within 60 days. Mr. Farb resigned as an officer of the Company effective August 18, 1998. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

(7) Includes (i) 2,228 Shares and (ii) 240,834 Shares issuable upon exercise of options exercisable within 60 days, but excludes 704,166 Shares issuable upon exercise of options which are not exercisable within 60 days.

(8) Includes (i) 50,500 Shares and (ii) 6,817 Shares issuable upon exercise of options exercisable within 60 days, but excludes 29,683 Shares issuable upon exercise of options which are not exercisable within 60 days.

(9) Includes (i) 102,500 Shares and (ii) 6,967 Shares issuable upon exercise of options exercisable within 60 days, but excludes 30,033 Shares issuable upon exercise of options which are not exercisable within 60 days.

(10) Represents Shares issuable upon exercise of options exercisable within 60 days, but excludes 65,033 Shares issuable upon exercise of options which are not exercisable within 60 days.

(11) Represents Shares issuable upon exercise of options exercisable within 60 days, but excludes 30,033 Shares issuable upon exercise of options which are not exercisable within 60 days.

(12) Includes (i) 5,000 Shares and (ii) 35,167 Shares issuable upon exercise of options exercisable within 60 days, but excludes 95,833 Shares issuable upon exercise of options which are not exercisable within 60 days.

(13) Includes (i) 593,259 Shares, and (ii) 60,301 Shares issuable upon exercise of options exercisable within 60 days, but excludes (i) 171,699 Shares issuable upon exercise of options which are not exercisable within 60 days, (ii) 100,000 Shares held in a blind trust of which Dr. Wurtman is a beneficiary, and (iii) 65,628 Shares owned by Judith Wurtman, Dr. Wurtman's wife, as to which Dr. Wurtman disclaims beneficial ownership.

(14) Based on information contained in Form 4s and amendments to a Schedule 13-D filed with the S.E.C. Includes (i) 6,956 Shares owned by J. Morton Davis; (ii) 8,711,337 Shares owned by D.H. Blair Investment Banking Corp. ("Blair Banking") which is owned by J. Morton Davis; (iii) 323,300 Shares owned by Mr. Davis' wife; (iv) 677,865 Shares owned by Rivkalex Corp., the sole stockholder of which is Mr. Davis' wife; (v) 247,500 Shares owned by Engex, Inc., a closed-end investment company of which Mr. Davis is the Chairman of the Board and Blair Banking is the largest stockholder; and (vi) 500,000 Shares held by the J. Morton Davis Retirement Annuity Trust of which Mr. Davis' wife is the trustee. Blair Banking and Mr. Davis disclaim beneficial ownership of the Shares owned by Mr. Davis' wife and Rivkalex.

  Excludes (i) an aggregate of 2,665,424 Shares owned by the adult children (including the wife of Dr. Rosenwald) of Mr. Davis; (ii) an aggregate of 286,599 Shares owned by sons-in-law of Mr. Davis; (iii) 91,250 Shares owned jointly by two adult children of Mr. Davis and their respective spouses;
  (iv) 37,800 Shares owned by two limited partnerships, the limited partners of which are family members of Mr. Davis (including the wife and children of Dr. Rosenwald); (v) 777,297 Shares owned by The Morton Foundation, a charitable foundation of which Mr. Davis' wife and two of their adult children are the trustees and for which a proxy to vote and dispose of such Shares is held by a third party; and (vi) 600,000 Shares owned by four charitable foundations, the trustees, officers and directors of which are various family members of Mr. Davis, and for three of which a proxy to vote and dispose of such Shares is held by a third party, as to all of which Shares Blair Banking and Mr. Davis disclaim beneficial ownership.

(15) Represents Preferred Shares, which constitute all of the outstanding Preferred Shares, and which are convertible into 622,222 Shares, each entitled to one vote per Share, on a converted basis, on all matters except the election of directors. American Home Products Corp. ("AHP") also owns 9,935 Shares.

(16) Includes (i) 1,465,289 Shares issuable upon exercise of options exercisable within 60 days, and (ii) 175,000 Shares subject to restricted stock awards which may become fully vested within 60 days, but excludes
     (i) 3,449,211 Shares issuable upon exercise of options which are not exercisable within 60 days and (ii) 175,000 Shares subject to restricted stock awards which do not vest within 60 days.

(17) All holders own Shares, with the exception of AHP which owns (i) 244,425 Preferred Shares (convertible into 622,222 Shares) and (ii) 9,935 Shares. The percent of class in this column is calculated as follows:

  (a) for holders of Shares, on the basis of 41,898,853 Shares outstanding, excluding 622,222 Shares issuable upon conversion of the Preferred Shares, representing the number of Shares outstanding and entitled to vote for the election of directors of the Company, except that Shares issuable or which may be issuable within 60 days are deemed to be outstanding for purposes of calculating the percent owned by the holder of such securities.

  (b) for holders of Preferred Shares, the percent of class is calculated on the basis of 244,425 Preferred Shares outstanding.

                             ELECTION OF DIRECTORS

  At the Annual Meeting, ten directors will be elected by the stockholders to serve until the next Annual Meeting of Stockholders or until their successors are elected and shall qualify. Each of the nominees is currently a director of the Company. Management recommends that the persons named below be elected as directors of the Company and it is intended that the accompanying proxy will be voted for the election as directors of the ten persons named below, unless the proxy contains contrary instructions. The Company has no reason to believe that any of the nominees will not be a candidate or will be unable to serve. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the persons named in the proxy have advised that they will vote for the election of such person or persons as shall be designated by management.

  The following sets forth certain information relating to the ten nominees for election to the Board of Directors.

  Lindsay A. Rosenwald, M.D. (43) was a co-founder and since February 1989 has been Chairman of the Board of Directors of the Company. Dr. Rosenwald has been the Chairman and President of The Castle Group Ltd. ("Castle"), a biotechnology and biopharmaceutical venture capital firm, since October 1991, the founder and Chairman of Paramount Capital Investments, LLC, a biotechnology, biomedical and biopharmaceutical merchant banking firm, since 1995, the founder and Chairman of Paramount Capital, Inc., an investment banking firm, since February 1992, and the founder and Chairman of Paramount Capital Asset Management, Inc., a money management firm specializing in the life sciences industry since June 1994. Dr. Rosenwald received his M.D. from Temple University School of Medicine and his B.S. in Finance from Pennsylvania State University. Dr. Rosenwald is also a director of the following publicly-traded pharmaceutical or biotechnology companies: BioCryst Pharmaceuticals, Inc., Neose Technologies, Inc., Sparta Pharmaceuticals, Inc.,
VIMRx Pharmaceuticals, Inc. and is a director of a number of privately held companies in biotechnology or pharmaceutical fields.

  Glenn L. Cooper, M.D. (46) has been President, Chief Executive Officer and a director of the Company since May 1993. From September 1992 to June 1994, Dr. Cooper served as President and Chief Executive Officer of Progenitor, Inc. ("Progenitor"), a minority-owned subsidiary of the Company, which announced its decision to cease operations effective December 1998. Dr. Cooper is Chairman of the Board of Directors of Progenitor and of Intercardia, Inc. ("Intercardia"), a majority-owned subsidiary of the Company and a director of the Company's other subsidiaries. Dr. Cooper is also a director of Genta, Inc., a public biotechnology company. Prior to joining Progenitor, Dr. Cooper was Executive Vice President and Chief Operating Officer of Sphinx Pharmaceuticals Corporation from August 1990. Dr. Cooper had been associated with Eli Lilly since 1985, most recently, from June 1987 to July 1990, as Director, Clinical Research, Europe, of Lilly Research Center Limited; from October 1986 to May 1987 as International Medical Advisor, International Research Coordination of Lilly Research Laboratories; and from June 1985 to September 1986 as Medical Advisor, Regulatory Affairs, Chemotherapy Division at Lilly Research Laboratories. Dr. Cooper received his M.D. from Tufts University School of Medicine, performed his postdoctoral training in Internal Medicine and Infectious Diseases at the New England Deaconess Hospital and Massachusetts General Hospital and received his A.B. from Harvard College.

  Harry J. Gray (79) has been a director of the Company since May 1993. Mr. Gray was associated with United Technologies Corp. for 17 years and was its President from 1971 until 1972 when he became its Chairman and Chief Executive Officer until his retirement in 1986. Mr. Gray is currently Chairman and Chief Executive Officer of Harry Gray Associates of Florida, a private investment firm, Chairman and Chief Executive Officer of Mott Corporation and Chairman and Chief Executive Officer of Worldwide Fulfillment and Distribution, Inc.

  Alexander M. Haig, Jr. (74) has been a director of the Company since January 1990. Since August 1982, General Haig has been Chairman and President of Worldwide Associates, Inc., a business adviser to both U.S. and foreign companies in connection with international marketing and venture capital activities. From January 1981 until July 1982, General Haig served as Secretary of State of the United States. From December 1979 until

January 1981, General Haig was President and Chief Operating Officer of United Technologies Corp. and is currently a senior consultant to such corporation. From 1974 through 1979, General Haig was the Supreme Allied Commander of NATO. Prior to that, he was White House Chief of Staff under the Nixon and Ford Administrations. General Haig currently serves on the Board of Directors of America Online, Inc., MGM Grand, Inc., Metro Goldwyn Mayer Inc., Preferred Employers Holdings Inc. and Progenitor.

  Peter Barton Hutt (64) has been a director of the Company since April 1994. Mr. Hutt has been a partner of Covington & Burling, a Washington, D.C. law firm, since 1975 and from 1968 through 1971, and has been associated with the firm since 1960. He served as Chief Counsel of the Food and Drug Administration ("FDA") from 1971 to 1975. He currently serves on the Board of Directors of several developmental stage pharmaceutical companies, including Emisphere Technologies, Inc. and Sparta Pharmaceuticals, Inc. Mr. Hutt received a B.A. from Yale University, an L.L.B. from Harvard University and an L.L.M. from New York University.

  Malcolm Morville, Ph.D. (53) has been a director of the Company since February 1993. Since February 1993, Dr. Morville has been President and Chief Executive Officer and a director of Phytera, Inc., a plant and marine microbial-based biotechnology company. Dr. Morville is also Chairman and a member of the Board of Directors of Phytera A/S and a member of the Board of Directors of Phytera Ltd. and Phytera Symbion ApS, all of which are wholly-owned subsidiaries of Phytera, Inc. From June 1988 through January 1993, Dr. Morville held various positions with ImmuLogic Pharmaceutical Corporation, including Division Vice President, Allergic Diseases Strategic Business Unit and Senior Vice President, Development and Preclinical Research. From 1970 to June 1988, Dr. Morville held various positions with Pfizer Central Research, including Director, Immunology and Infectious Diseases and Assistant Director, Metabolic Diseases and General Pharmacology. Dr. Morville received his Ph.D. and his B.Sc. in Biochemistry at the University of Manchester Institute of Science and Technology (U.K.).

  Robert K. Mueller (85) has been a director of the Company since February 1993. Mr. Mueller was Chairman of the Board of Arthur D. Little, Inc. from 1977 until his retirement in 1989 and currently serves as a consultant to such entity, and is a member of the Board of Directors of its U.K. subsidiary, Arthur D. Little, Ltd. (U.K.) and Decision Resources, Inc. From 1935 to 1968, when he joined Arthur D. Little, Inc., Mr. Mueller held various positions with Monsanto Company, including director, member of the executive committee and vice president positions. Mr. Mueller received his M.S. in Chemistry from the University of Michigan, his B.S. in Chemical Engineering from Washington University and completed the Advanced Management Program at Harvard University.

  Lee J. Schroeder (70) has been a director of the Company since August 1991. Since 1985, Mr. Schroeder has been the President of Lee Schroeder & Associates, Inc., a pharmaceutical consulting firm. Mr. Schroeder was President and Chief Operating Officer of FoxMeyer Lincoln Drug Co., a wholesale drug company, from February 1983 to March 1985 and was the Executive Vice President, responsible for United States pharmaceutical operations, and a member of the executive committee of Sandoz, Inc. from April 1981 to February 1983, and was Vice President and General Manager of Dorsey Laboratories, a division of Sandoz, Inc., from November 1974 to April 1981. Mr. Schroeder is also a member of the Board of Directors of Ascent Pediatrics, Inc., Celgene Corporation, MDS Harris Laboratories, and MGI Pharma Inc.

  David B. Sharrock (62) has been a director of the Company since February 1995. Mr. Sharrock was associated with Marion Merrell Dow Inc. and its predecessor companies for over thirty-five years until his retirement in December 1993. Most recently, since December 1989, he served as Executive Vice President and Chief Operating Officer and a director, and in 1988, he was named President and Chief Operating Officer of Merrell Dow Pharmaceuticals Inc. Mr. Sharrock has been a consultant to the Company since February 1994 and is also a director of Intercardia, Progenitor and Cincinnati Bell Inc.

  Richard Wurtman, M.D. (62) was a co-founder of the Company and has been a director of the Company and Chairman of the Scientific Advisors since the Company's inception in October 1988. Dr. Wurtman is the Cecil H. Green Distinguished Professor in the Department of Brain and Cognitive Sciences at the Massachusetts

Institute of Technology ("MIT") where he has been a full-time Professor of Neuroendocrine Regulation since 1967 and a Professor of Neuropharmacology at the Whitaker College of Health Sciences, Technology and Management at MIT. Since July 1985, he has been the Director of the Clinical Research Center at MIT. Since 1978, he has been a part-time Professor of Neuroendocrine Regulation at Harvard University. Dr. Wurtman received his M.D. from Harvard University and his B.A. from the University of Pennsylvania. Dr. Wurtman is a consultant to the Company and devotes only a portion of his time (limited to a maximum of five days per month) to the Company and also is a consultant to other pharmaceutical entities, including Les Laboratoires Servier ("Servier") and Grupo Ferrer ("Ferrer").

  Directors are elected by the Company's stockholders at each annual meeting or, in the case of a vacancy, are appointed by the directors then in office, to serve until the next annual meeting or until their successors are elected and qualified. Officers are appointed by and serve at the discretion of the Board of Directors.

                      MEETINGS OF THE BOARD OF DIRECTORS

Board of Directors

  The Board of Directors of the Company held fifteen meetings during the fiscal year ended September 30, 1998 ("fiscal 1998"). Each of the directors, except for Mssrs. Hutt and Morville, attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees thereof on which such director served, held during fiscal 1998. As a result of significant corporate developments during fiscal 1998, there were eleven special meetings of the Board of Directors, each of which were held on relatively short notice. In addition, as a result of a potential conflict of interest relating to matters to be discussed at the special meetings of the Board of Directors, Mr. Hutt advised that he would not attend the special meetings.

Audit Committee

  The Audit Committee consists of General Haig, Mr. Mueller and Mr. Schroeder. The Audit Committee reviews, with the Company's independent auditors, the annual financial statements of the Company and makes annual recommendations to the Board of Directors for the appointment of independent public auditors for the ensuing year. The Audit Committee also reviews the plans and results for the audit engagement, the effectiveness and adequacy of the financial and accounting functions, organization, internal controls and related party transactions. The Audit Committee met three times during fiscal 1998.

Compensation Committee

  The Compensation Committee, which consists of Mr. Gray, General Haig, Dr. Morville and Mr. Sharrock, reviews and determines the compensation of all executive officers of the Company, reviews general policy matters relating to compensation and benefits of employees of the Company, administers the Company's stock option and other employee compensation plans, including the 1989 Stock Option Plan (the "1989 Plan"), the 1994 Long-Term Incentive Plan, as amended (the "1994 Plan"), the 1995 Employee Stock Purchase Plan, as amended (the "1995 Plan"), the 1997 Equity Incentive Plan (the "1997 Plan") and the 1998 Employee Stock Option Plan (the "1998 Plan"), consults with management on matters concerning compensation and makes recommendations to the Board of Directors on compensation matters where approval of the Board of Directors is required. During fiscal 1998, the Compensation Committee did not meet separately, although it took action by unanimous consent two times.

  The Company does not have a nominating committee.

                             DIRECTOR COMPENSATION

Cash Compensation

  With the exception of General Haig, who receives a $10,000 fee per meeting attended, non-employee directors (except Drs. Rosenwald and Wurtman) of the Company receive a fee of $2,000 per in-person meeting attended. For each meeting held by telephone conference, such directors receive a percentage of the regular meeting fee. Except for Dr. Rosenwald, each non-employee director is reimbursed for expenses actually incurred in attending meetings.

Options

  On the date following each annual meeting of the stockholders, each director of the Company (except Drs. Rosenwald and Cooper) is entitled to receive automatic grants of options to purchase 5,000 Shares under the 1994 Plan, which options will be exercisable at a price equal to the fair market value of Shares on the date of grant. Accordingly, during fiscal 1998 each director (except Drs. Rosenwald and Cooper) received options to purchase 5,000 Shares, subject to annual vesting, as an automatic grant under the 1994 Plan. In October 1997, pursuant to the Employee Retention Plan adopted in fiscal 1998, the Company also granted options to purchase 25,000 Shares, all immediately exercisable, to each of the directors of the Company, except Dr. Cooper, under the 1994 Plan.

  On May 5, 1998 and August 17, 1998 the Board of Directors offered (the "Repricing Offers") each eligible employee, officer, consultant and director of the Company (the "Option Holders") the right to exchange certain of his or her then outstanding options or warrants (the "Exchanged Options") for new options or warrants to purchase the number of Shares represented by the existing options or warrants at an exercise price equal to the fair market value of the Shares on the date of each Repricing Offer (the "Repriced Options"). All of the directors were eligible to participate in each of the May and August 1998 Repricing Offers, and exchanged in the aggregate options to purchase 839,500 Shares for Repriced Options (excluding Dr. Cooper, who exchanged in the aggregate options to purchase 1,760,000 Shares for Repriced Options). See "Compensation Committee Report on Option Repricing." All of the options granted to directors of the Company during fiscal 1998 are exercisable at a price equal to the fair market value of Shares on the date of grant.

Consulting Agreements and Subsidiary Compensation

  The Company has a Consulting and Non-Competition Agreement with each of Dr. Wurtman and Mr. Sharrock and a Management Agreement with Dr. Rosenwald. During fiscal 1998, the Company paid Drs. Wurtman and Rosenwald fees of $165,000 and $30,000, respectively, pursuant to their agreements. In fiscal 1998, the Company and its subsidiaries paid or accrued to Mr. Sharrock, who also serves as a director of Intercardia and a director of and consultant to Progenitor:
(i) consulting fees for consulting services rendered by Mr. Sharrock to the Company and to Progenitor of $20,000 and $8,000, respectively; (ii) $4,000 in directors' fees from Intercardia; and (iii) granted options, including options to purchase 35,000 and 6,000 shares of common stock of Progenitor and Intercardia, respectively, to Mr. Sharrock. General Haig also serves as a director of Progenitor. In fiscal 1998, Progenitor granted options to purchase 32,500 shares of Progenitor common stock to General Haig. The options granted by Progenitor to each of General Haig and Mr. Sharrock, and by Intercardia to Mr. Sharrock, were granted at an exercise price equal to the fair market value of such company's common stock on the date of grant. Certain of the options granted by Intercardia to Mr. Sharrock, and all of the options granted by Progenitor to each of Mr. Sharrock and General Haig were issued pursuant to an exchange offer for options granted previously with a higher exercise price.

                            EXECUTIVE COMPENSATION

  The following summary compensation table sets forth the aggregate compensation paid or accrued by the Company to the Chief Executive Officer, the two other executive officers of the Company whose annual compensation exceeded $100,000 for fiscal 1998 who were serving as executive officers at September 30, 1998 and one executive officer who was no longer serving in such capacity at September 30 1998 (collectively, the "named executive officers") for services during the fiscal years ended September 30, 1998, 1997 and 1996.

                          Summary Compensation Table

                                  Annual Compensation
                              ----------------------------
                                                                 Long Term
                                                            Compensation Awards
                                                           ---------------------
                                                           Restricted Securities
                                              Other Annual   Stock    Underlying  All Other
   Name and Principal         Salary   Bonus  Compensation   Awards    Options   Compensation
        Position         Year ($) (2) ($) (3) ($) (3) (4)    ($)(5)    (#) (6)     ($) (7)
   ------------------    ---- ------- ------- ------------ ---------- ---------- ------------
Glenn L. Cooper, M.D.... 1998 351,673  73,500       --     3,037,033  2,414,292      5,544
 President and Chief     1997 337,115 126,000   105,896          --     345,000      4,571
 Executive Officer       1996 287,500 195,000   215,202          --      95,000      4,152
Mark S. Butler.......... 1998 258,069  46,375       --     1,734,375  1,160,000      3,801
 Executive Vice
  President, Chief       1997 242,505  71,550     6,188          --     150,000      3,385
 Administrative Officer
  and                    1996 222,500 138,750    65,872          --     150,000      2,968
 General Counsel
Thomas F. Farb(1)....... 1998 229,531  39,750       --     1,734,375    980,000     16,310
 Executive Vice
  President,             1997 219,353  66,780       --           --     150,000     10,626
 Chief Financial Officer 1996 207,500 130,500       --           --     125,000      5,369
 and Treasurer
Bobby W. Sandage, Jr.,
 Ph.D................... 1998 253,911  46,375       --     1,734,375  1,135,000      2,502
 Executive Vice
  President,             1997 219,353  66,780       --           --     250,000      1,627
 Research and
  Development,           1996 203,962 115,500       --           --         --       1,575
 Chief Scientific
  Officer

--------
(1) Mr. Farb resigned as an officer of the Company, effective August 18, 1998. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

(2) The salaries listed include contributions made by the named executive officers to the Company's 401(k) Plan in the following amounts: (i) for fiscal 1998, $9,967 for Dr. Cooper, $8,908 for Mr. Butler, $402 for Mr. Farb, and $10,000 for Dr. Sandage; (ii) for fiscal 1997, $11,600 for Dr. Cooper, $11,600 for Mr. Butler, $11,600 for Mr. Farb and $9,500 for Dr. Sandage; and (iii) for fiscal 1996, $9,800 for Dr. Cooper, $8,063 for Mr. Butler $6,300 for Mr. Farb and $9,878 for Dr. Sandage.

(3) Amounts shown in this column include compensation accrued in the specified fiscal year, portions of which may have been paid in a subsequent fiscal year.

(4) Amounts shown in this column consist of the following: (i) debt forgiveness for Dr. Cooper in the following amounts: (a) for fiscal 1997, $56,897, and (b) for fiscal 1996, $115,626; (ii) moving and relocation or temporary living expenses for Mr. Butler in the following amounts: (a) for fiscal 1997, $6,188; and (b) for fiscal 1996, $43,309; and (iii)
    reimbursements for the payment of taxes incurred and tax gross-up payments to cover such taxes, in connection with compensation, as listed in (i) and
    (ii) herein, in the following amounts: (a) for fiscal 1997, $48,999 for Dr. Cooper; and (b) for fiscal 1996, $99,576 for Dr. Cooper, and $22,563 for Mr. Butler.

(5) Amounts shown in this column consist of the value of the Shares subject to restricted stock awards granted to named executive officers under the 1997 Plan, including for Dr. Cooper, $435,470 representing the value of the 40,850 Shares subject to restricted stock awards granted to Dr. Cooper's wife, the Company's Vice President of Human Resources, as to which Dr. Cooper disclaims beneficial ownership. Amounts shown in this column were calculated based on the fair market value of Shares at November 7, 1997 ($11.5625), as quoted by the Nasdaq Stock Market ("Nasdaq"), multiplied by the number of Shares subject to the restricted stock award, except for 6,650 Shares subject to an award made to Dr. Cooper's wife on May 5, 1998, for which the fair market value was $6.02.

  The number of Shares subject to restricted stock awards granted to the named executive officers in fiscal 1998 were as follows: 225,000 to Dr. Cooper; and 150,000 to each of Messrs. Butler and Farb, and Dr. Sandage. The Shares subject to the restricted stock awards may be sold immediately upon their vesting, which commenced in May 1998 and is scheduled to extend through May 2000, and which is subject to automatic extension during a Black-Out Period (as defined in the 1997 Plan). Prior to their issuance upon vesting and satisfaction of any other required conditions, no dividends are payable with respect to the Shares subject to the restricted stock awards. See "Employee Retention Plan Adopted in Fiscal 1998."

  In May 1998, a portion of the Shares subject to the restricted stock awards vested, and, upon payment representing the par value of the Shares, were issued to the named executive officers as follows: 75,000 Shares to Dr. Cooper and 50,000 Shares to each of Messrs. Butler and Farb and Dr. Sandage. The Shares were sold by the named executive officers immediately upon vesting. The value of the Shares issued at the May 1998 vesting, determined by the weighted average of the fair market value of the Shares sold in the aggregate by named executive officers each day of vesting, multiplied by the number of Shares minus the amount of consideration paid, was as follows: $442,613 for Dr. Cooper (excluding $103,613 for Tessa Cooper), $278,975 for Mr. Butler, $246,750 for Mr. Farb and $283,300 for Dr. Sandage.

  The number and value of restricted stock holdings of the named executive officers at the end of fiscal 1998 were as follows:

                                       Number of Shares
                                          Subject to        Value of Restricted
   Named Executive Officer          Restricted Stock Awards  Stock Awards (1)
   -----------------------          ----------------------- -------------------
   Glenn L. Cooper, M.D............         150,000              $450,000
   Mark S. Butler..................         100,000              $300,000
   Thomas F. Farb(*)...............             --                    --
   Bobby W. Sandage, Jr., Ph.D.....         100,000              $300,000

  --------
  (*) Mr. Farb resigned as an executive officer of the Company effective August 18, 1998. In connection with his resignation, the restricted stock awards held by him to acquire 100,000 Shares, which were not vested, were canceled.

  (1) The value is calculated by multiplying the number of Shares subject to restricted stock awards at year end by the fair market value of the Shares on September 30, 1998 ($3.00), as quoted by Nasdaq.

(6) Consists of options granted by the Company to the named executive officers, except (a) Dr. Cooper (i) for fiscal 1998, which also includes 25,792 and 33,500 options granted by Intercardia and Progenitor, respectively; (ii) for fiscal 1997, which also includes 20,000 and 25,000 options granted by Transcell and Progenitor, respectively, and (iii) for fiscal 1996, which consists of 50,000 options granted by Transcell; and
    (b) for fiscal 1998 and 1996, options to purchase an aggregate of 95,000 and 45,000 Shares, respectively, granted to Dr. Cooper's wife, the Company's Vice President of Human Resources, as to which Shares Dr. Cooper disclaims beneficial ownership.

  For fiscal 1998, this column includes Exchanged Options granted to each named executive officer, which were exchanged for Repriced Options, including Exchanged Options in the following amounts: 500,000 to Dr. Cooper; 250,000 to Mr. Butler; 250,000 to Mr. Farb; and 250,000 to Dr. Sandage. See "Compensation Committee Report on Option Repricing."

(7) Amounts shown in this column include the following:

  (a) disability insurance premiums on behalf of the named executive officers, in the following amounts: (i) for fiscal 1998, $1,368 for Dr. Cooper, $1,009, for Mr. Butler, $9,590 for Mr. Farb and $992 for Dr. Sandage; (ii) for fiscal 1997, $1,235 for Dr. Cooper, $893 for Mr. Butler, $9,833 for Mr. Farb and $834 for Dr. Sandage; and (iii) for fiscal 1996, $1,054 for Dr. Cooper, $935 for Mr. Butler, $4,710 for Mr. Farb and $853 for Dr. Sandage.

  (b) group term life insurance premiums on behalf of the named executive officers, in the following amounts: (i) for fiscal 1998, $1,771 for Dr. Cooper, $2,792 for Mr. Butler, $738 for Mr. Farb and

     $1,510 for Dr. Sandage; (ii) for fiscal 1997, $1,122 for Dr. Cooper, $2,492 for Mr. Butler, $793 for Mr. Farb and $793 for Dr. Sandage; and
     (iii) for fiscal 1996, $1,020 for Dr. Cooper, $2,033 for Mr. Butler, $659 for Mr. Farb and $722 for Dr. Sandage. The Company has also made term life insurance premium payments on behalf of Dr. Cooper in the following amounts: (i) for fiscal 1998, $2,405; (ii) for fiscal 1997, $2,214; and (iii) for fiscal 1996, $2,078.

  (c) for fiscal 1998, for Mr. Farb, $5,982 in income recognized on the disposition of shares of common stock of Intercardia purchased by him through participation in the 1995 Intercardia Employee Stock Purchase Plan.

  The following table sets forth certain information with respect to individual grants of stock options made by the Company and its subsidiaries during fiscal 1998 to the named executive officers:

                       Option Grants in Last Fiscal Year

                                                                                 Potential
                                                                            Realizable Value at
                                         Individual Grants                    Assumed Annual
                          -------------------------------------------------   Rates of Stock
                          Number of       % of Total    Exercise            Price Appreciation
                          Securities       Options       Price              for Option Term ($)
                          Underlying      Granted to      Per                      (11)
                           Options       Employees in    Share   Expiration -------------------
          Name             Granted     Fiscal Year (10)   ($)       Date       5%        10%
          ----            ----------   ---------------- -------- ---------- --------- ---------
Glenn L. Cooper, M.D. ..   500,000(1)         6.7%      11.4375   10/6/07   3,596,491 9,114,215
                           800,000(2)        10.7        6.1875    5/5/05   3,113,028 7,889,025
                            60,000(3)         0.8        4.15625  3/22/02     156,831   397,440
                           300,000(3)         4.0        4.15625  5/24/05     784,153 1,987,198
                           600,000(3)         8.1        4.15625  5/12/03   1,568,306 3,974,395
                             1,632(4)         0.1        3.19     3/20/07       3,274     8,297
                             4,080(5)         0.2       11.03     5/17/06      28,302    71,722
                             3,000(6)         0.2       16.3125    5/6/08      30,777    77,994
                             5,000(6)         0.3       19.25     12/12/07     60,531   153,398
                             3,000(7)         0.2        8.00      5/6/08      15,093    38,250
                             4,080(7)         0.2        8.00     5/17/06      20,527    52,020
                             5,000(7)         0.3        8.00     12/12/07     25,156    63,750
                             8,500(8)         0.2        1.594    6/15/04         n/a       n/a
                            25,000(8)         0.7        1.594     8/6/07         n/a       n/a

Mark S. Butler..........   250,000(1)         3.4       11.4375   10/06/07  1,798,246 4,557,107
                           550,000(2)         7.4        6.1875    5/5/05   2,140,207 5,423,705
                           300,000(3)         4.0        4.15625  12/06/03    784,153 1,987,198
                            60,000(3)         0.8        4.15625  3/22/02     156,831   397,440

Thomas F. Farb..........   250,000(9)         3.4       11.4375   10/6/07   1,798,246 4,557,107
                           525,000(9)         7.1        6.1875    5/5/05   2,042,925 5,177,173
                           205,000(9)         2.8        8.125    2/18/99   1,047,503 2,654,577

Bobby W. Sandage, Jr.,
 Ph.D. .................   250,000(1)         3.4       11.4375   10/6/07   1,798,246 4,557,107
                           500,000(2)         6.7        6.1875    5/5/05   1,945,643 4,930,641
                            60,000(3)         0.8        4.15625  3/22/02     156,831   397,440
                           100,000(3)         1.3        4.15625  10/18/01    261,384   662,399
                           125,000(3)         1.7        4.15625   6/9/03     326,730   827,999
                           100,000(3)         1.3        4.15625  7/21/05     261,384   662,399

--------
(1) Subsequent to the date of issuance, this option was surrendered by the named recipient and canceled in exchange for a Repriced Option to purchase the same number of Shares represented by this option at a price equal to the fair market value of the Shares on the date of the May 1998 Repricing Offer. See "Compensation Committee Report on Option Repricing."

(2) Represents a Repriced Option issued in May 1998 in exchange for previously issued stock options, including the option referred to in (1) above. The Repriced Options are exercisable over a three-year period commencing six months from the date of the May 1998 Repricing Offer in six equal installments. See "Compensation Committee Report on Option Repricing."

(3) Represents a Repriced Option issued in August 1998 in exchange for a previously issued stock option. The Repriced Options are exercisable over a two year period commencing six months from the date of the August 1998 Repricing Offer in four installments of approximately 30%, 30%, 20% and 20%. See "Compensation Committee Report on Option Repricing."

(4) Represents options to purchase shares of common stock of Intercardia issued to Dr. Cooper in exchange for options to purchase shares of common stock of Transcell Technologies, Inc. ("Transcell") in connection with the merger of Transcell with and into Intercardia in May 1998. Dr. Cooper, who was Chairman of the Board and Acting President of Transcell prior to the Transcell/Intercardia merger, is also a director of Intercardia. The options are immediately exercisable.

(5) Represents options to purchase shares of common stock of Intercardia issued to Dr. Cooper in exchange for options to purchase shares of common stock of Transcell in connection with the Transcell/Intercardia merger. The options were immediately exercisable. Pursuant to an option repricing at Intercardia in August 1998, these options were subsequently canceled in exchange for new options to purchase the same number of shares at a lower exercise price.

(6) Represents options granted by Intercardia to Dr. Cooper. Pursuant to an option repricing at Intercardia in August 1998, these options were subsequently canceled in exchange for new options to purchase the same number of shares at a lower exercise price. The options were exercisable in 36 equal monthly installments, with the first installment vesting one month following the date of grant.

(7) Represents replacement options granted by Intercardia to Dr. Cooper in exchange for options granted in fiscal 1998, including the options referred to in (5) and (6) above. The expiration terms of the options were not amended at the time of repricing. One sixth of the options vest on February 6, 1999 and the remainder vests in equal monthly installments over the 28 months subsequent to February 6, 1999.

(8) Represents options granted by Progenitor to Dr. Cooper, pursuant to an option repricing whereby Dr. Cooper surrendered options issued to him prior to fiscal 1998 in exchange for new options issued at a lower exercise price. The vesting and expiration terms of the options were not amended at the time of repricing. The options are immediately exercisable.

(9) Mr. Farb resigned as an executive officer of the Company effective August 18, 1998. All of the options granted to Mr. Farb, which were outstanding at the date of his resignation, were canceled upon his resignation in exchange for options to purchase 205,000 Shares, at an exercise price of $8.125 per Share, which expire in February 1999. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

(10) Options to purchase a total of 7,446,141 Shares were granted to officers, employees and consultants in fiscal 1998, including Repriced Options to purchase 5,296,941 Shares which were issued in replacement of Exchanged Options which were canceled. See "Report on Repricing and Amendment of Options." Based on the total number of options granted by the Company to officers, employees and consultants during fiscal 1998, except for the grant by (a) Intercardia, which percentage is calculated on the basis of total option grants by Intercardia during fiscal 1998, and (b) Progenitor, which percentage is calculated on the basis of total option grants by Progenitor during fiscal 1998.

(11) Calculated by multiplying the exercise price by the annual appreciation rate shown (as prescribed by S.E.C. rules and compounded for the term of the options), subtracting the exercise price per share and multiplying the gain per share by the number of shares covered by the options. These amounts are not intended to forecast possible future appreciation, if any, of the price of the Shares or the price of shares of common stock of Intercardia. The actual value realized upon exercise of the options to purchase Shares or shares of common stock of Intercardia will depend on the fair market value of such shares on the date of exercise. No future value is presented for the options to acquire common stock of Progenitor, as this company ceased operations in 1998.

  The following table sets forth certain information with respect to each exercise of stock options during fiscal 1998 by named executive officers and the number and value of unexercised options held by each of the named executive officers as of September 30, 1998:

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values

                                                       Number of Securities
                                                      Underlying Unexercised      Value of Unexercised
                              Shares                    Options at Fiscal         in-the-Money Options
                             Acquired       Value     Year-End Exercisable/        at Fiscal Year-End
          Name            on Exercise(#) Realized ($)    Unexercisable(#)    Exercisable/Unexercisable($)(1)
          ----            -------------- ------------ ---------------------- -------------------------------
Glenn L. Cooper, M.D. ..        --            --         60,000/1,760,000                -- / --
Mark S. Butler..........        --            --         60,000/910,000                  -- / --
Thomas F. Farb(2).......        --            --        205,000/--                       -- / --
Bobby W. Sandage, Jr.,
 Ph.D. .................        --            --         60,000/885,000                  -- / --

--------
(1) Calculated by multiplying the number of unexercised in-the-money options outstanding at September 30, 1998 by the difference between the fair market value of the Shares at September 30, 1998 ($3.00) as quoted by Nasdaq, and the option exercise price. As at September 30, 1998, none of the named executive officers owned options with an exercise price lower than $3.00.

(2) Mr. Farb resigned as an executive officer of the Company, effective August 18, 1998. The options held by him are exercisable until February 18, 1999, in accordance with the terms of his resignation. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

                EMPLOYEE RETENTION PLAN ADOPTED IN FISCAL 1998

  In line with the general goals of the Company's executive compensation policy, in October 1997, the Board of Directors authorized for adoption, and, pursuant to Board authorization, in November 1997, the Compensation Committee approved, the Retention Plan. The Retention Plan was determined to be in the best interests of the Company in order to motivate, retain and provide incentive to the Company's management and other employees, particularly in response to the perceived risk of attrition of key personnel and employee morale issues resulting after the withdrawal of Redux, the Company's first pharmaceutical product, which had accounted for substantially all of the Company's revenues, and related legal proceedings and negative media coverage. The components of the Retention Plan were as follows:

Stock Option Grants

  Options to purchase an aggregate of 1,745,000 Shares were granted to all employees of the Company, including the named executive officers. Each of the named executive officers received a grant of ten year options to purchase Shares exercisable at $11.4375 per Share pursuant to the 1994 Plan in the following amounts: 500,000 Shares to Dr. Cooper; and 250,000 Shares to each of Messrs. Butler and Farb and Dr. Sandage, exercisable in three equal annual installments on a cumulative basis commencing one year from the date of grant. Each named executive officer subsequently exchanged these options for Repriced Options exercisable at $6.1875 per Share having an option term of seven years in connection with the May 1998 Repricing Offer. See "Compensation Committee Report on Option Repricing."

Sale of Subsidiary Common Stock

  The Company sold to each of Dr. Cooper, Messrs. Butler and Farb and Dr. Sandage, 2.5% of the common stock owned by the Company of InterNutria, Inc. ("InterNutria"), a majority-owned subsidiary of the Company, (an aggregate of 10% of such common stock) at a purchase price of $.001 per share, subject to certain repurchase rights. In August 1998, in connection with the resignation of Mr. Farb, the shares of common stock of InterNutria owned by Mr. Farb were repurchased by the Company at the original purchase price, the par value of the shares, and then resold to Dr. Cooper, Mr. Butler and Dr. Sandage, pro rata to their existing holdings on the same terms as the original sale. In September 1998, the Company adopted a plan to discontinue operations at InterNutria. See "Compensation Committee Report on Executive Compensation" and "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

Restricted Stock Awards

  The Company adopted the 1997 Plan, which covers an aggregate of 1,750,000 Shares that may be issued pursuant to restricted stock awards upon satisfaction of specified vesting periods, in consideration of services rendered to the Company, the par value of the Shares, or such other consideration as the Board of Directors or the Compensation Committee of the Board may determine. In October 1997, each of the named executive officers of the Company received a restricted stock award in consideration of services rendered to the Company. Shares subject to awards included: (i) 225,000 Shares issuable to Dr. Cooper (of which 75,000 Shares were issued in May 1998 upon vesting and payment representing the par value of the Shares); (ii) 150,000 Shares issuable to each of Messrs. Butler and Farb and Dr. Sandage (of which 50,000 Shares were issued to each of such officers in May 1998 upon vesting and payment representing the par value of the Shares); and (iii) 688,666 Shares issuable to other employees of the Company (of which 276,188 Shares were issued in April and May 1998 upon vesting and payment representing the par value of the Shares). The number of Shares subject to each employee's award was based primarily on the employee's base compensation. Restricted stock awards granted to Mr. Farb to acquire 100,000 Shares, which were not vested, expired upon his resignation. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

  The Shares issued and subject to the awards have been and may be sold immediately upon their vesting, which commenced in May 1998 and is scheduled to extend through May 2000, and which is subject to automatic extension during a Black-Out Period (as defined in the 1997 Plan) with respect to Shares subject to outstanding restricted stock awards. The Company has a registration statement on Form S-8 relating to the issuance of Shares under the 1997 Plan and the resale of the Shares subject to awards granted to the named executive officers.

                         COMPENSATION COMMITTEE REPORT
                            ON OPTION REPRICING (1)

General

  On May 5 and August 17, 1998, the Board of Directors offered each Option Holder holding an option or warrant to purchase Shares the opportunity to exchange certain of his or her then outstanding options or warrants for new options to purchase 100% of the number of Shares represented by the outstanding options or warrants at an exercise price equal to the fair market value of the Shares on the date of each Repricing Offer. All of the Repriced Options were granted under the Company's 1989 Plan, the 1994 Plan, the 1998 Plan, or outside of the Company's stock option plans, as applicable. Under the Repricing Offers, options and warrants to purchase an aggregate of 6,241,441 Shares were surrendered in exchange for Repriced Options to purchase the same number of Shares.

  Under the May 1998 Repricing Offer, the Company offered each Option Holder holding an option or warrant to purchase Shares with an exercise price of at least $10 per share the opportunity to exchange such options for new options. The Repriced Options from the May 1998 Repricing Offer are exercisable in six equal installments over a three year period, commencing six months from the date of the May 1998 Repricing Offer. The expiration dates of the Repriced Options were the earlier of: (a) May 5, 2005 or (b) the expiration date of the Exchanged Options.

  Under the August 1998 Repricing Offer, the Company offered each Option Holder (excluding Mr. Farb) holding an option to purchase Shares (excluding options that were subject to the May 1998 Repricing Offer or
--------
(1) The material in this report is not soliciting material, is not deemed filed with the S.E.C. and is not incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

that were exercisable at an exercise price below $4.15625) the opportunity to exchange such options for new options. The Repriced Options from the August 1998 Repricing Offer are exercisable in four installments of approximately 30%, 30%, 20% and 20%, over a two year period commencing six months from the date of the August 1998 Repricing Offer. The expiration dates of the Repriced Options subject to the August 1998 Repricing Offer were the same as the exchanged options.

May 1998 Repricing Offer

  The principal purpose of the May 1998 Repricing Offer was to address certain employee morale issues resulting from the withdrawal of the NDA relating to citicoline, particularly as it closely followed the Redux withdrawal and related lawsuits. At the time of the May 1998 Repricing Offer, recruiting firms were actively soliciting certain employees, including management, and the Company had concerns relating to its ability to retain and continue to motivate and provide incentive to key personnel. The Compensation Committee determined that although the Retention Plan had been helpful in retaining employees and improving morale, because of the depressed market price of the Shares, most of the options held by Option Holders were substantially out-of-the-money. At the time of the May 1998 Repricing Offer, the Company had outstanding eligible options and warrants to purchase 4,120,865 Shares at exercise prices ranging from $11.4375 to $32.00. Prior to the May 1998 Repricing Offer, the Company conducted a survey of recent repricing offers by biotechnology and high-technology companies and the May 1998 Repricing Offer adopted by the Board of Directors reflected a review of such survey. The May 1998 Repricing Offer was intended to assist in retaining the Company's key personnel and provide incentives for such personnel to participate in the Company's growth and, with respect to the Company's sales force personnel, provide additional value to their severance package, which the Company believed was in its best interests.

August 1998 Repricing Offer

  Notwithstanding the May 1998 Repricing Offer, by August 1998, certain employees, including Mr. Farb, the Company's Chief Financial Officer, had left the Company, and the Company continued to have substantial concerns relating to its ability to retain and continue to motivate and provide incentive to key personnel, especially since the loss of certain additional personnel would have a serious adverse effect on the Company. Because the market price of the Shares had continued to decline, at August 17, 1998 substantially all the options held by Option Holders, were no longer in-the-money. At the time of the August 1998 Repricing Offer, the Company had outstanding eligible options to purchase 2,508,151 Shares at exercise prices ranging from $4.375 to $9.875. As a result, the Board of Directors adopted the August 1998 Repricing Offer, which was intended to assist in retaining the Company's key personnel and provide incentives and motivation for such personnel to participate in the Company's growth.

                                          David B. Sharrock, Chairman
                                          General Alexander M. Haig, Jr.
                                          Harry J. Gray
                                          Malcolm Morville, Ph.D.

  The following table sets forth certain information concerning repricing of options held by named executive officers during the last ten completed fiscal years of the Company, all of which occurred in fiscal 1998:

                         10-Year Option/SAR Repricing

                                  Number of
                                 Securities                    Exercise              Expiration Date
                                 Underlying  Market Price of Price at Time   New       of Original
                                   Options    Stock at Time       of       Exercise Option at Date of
                                 Repriced or of Repricing or Repricing or   Price     Repricing or
Name                      Date   Amended (#)  Amendment ($)  Amendment ($)   ($)      Amendment (1)
----                     ------- ----------- --------------- ------------- -------- -----------------
Glenn L. Cooper, M.D....  5/5/98   300,000       6.1875         20.125     6.1875       12/18/06(2)
 President and Chief      5/5/98   500,000       6.1875         11.4375    6.1875       10/06/07(2)
 Executive Officer       8/17/98    60,000       4.15625         6.00      4.15625       3/22/02(3)
                         8/17/98   300,000       4.15625         7.875     4.15625       5/24/05(3)
                         8/17/98   600,000       4.15625         8.75      4.15625       5/12/03(3)
Mark S. Butler..........  5/5/98   250,000       6.1875         11.4375    6.1875       10/06/07(2)
 Executive Vice
  President,              5/5/98   150,000       6.1875         20.125     6.1875       12/18/06(2)
 Chief Administrative
  Officer                 5/5/98   150,000       6.1875         14.75      6.1875       10/19/05(2)
 and General Counsel     8/17/98   300,000       4.15625         9.75      4.15625       12/6/03(3)
                         8/17/98    60,000       4.15625         6.00      4.15625       3/22/02(3)
Thomas F. Farb(4).......  5/5/98   250,000       6.1875         11.4375    6.1875        10/6/07(2)
 Executive Vice
  President,              5/5/98   150,000       6.1875         20.125     6.1875       12/18/06(2)
 Chief Financial Officer  5/5/98   125,000       6.1875         19.00      6.1875       12/14/05(2)
 and Treasurer
Bobby W. Sandage, Jr.,
 Ph.D...................  5/5/98   250,000       6.1875         11.4375    6.1875        10/6/07(2)
 Executive Vice
  President,              5/5/98   150,000       6.1875         20.125     6.1875       12/18/06(2)
 Research and
  Development,            5/5/98   100,000       6.1875         28.125     6.1875         3/5/07(2)
 Chief Scientific
  Officer                8/17/98   100,000       4.15625         6.25      4.15625      10/18/01(3)
                         8/17/98   125,000       4.15625         9.625     4.15625        6/9/03(3)
                         8/17/98    60,000       4.15625         6.00      4.15625       3/22/02(3)
                         8/17/98   100,000       4.15625         9.875     4.15625       7/21/05(3)

--------
(1) Represents the expiration date of the original option at the time of repricing. The expiration dates of the Repriced Options are identical to those of the original options; except that options subject to the May 1998 Repricing Offer expire no later than May 5, 2005.

(2) The Repriced Options are exercisable over a three year period commencing six months from the date of the May 1998 Repricing Offer in six equal installments.

(3) The Repriced Options are exercisable over a two year period commencing six months from the date of the August 1998 Repricing Offer in four installments of approximately 30%, 30%, 20% and 20%.

(4) Mr. Farb resigned as an executive officer of the Company effective August 18, 1998. As a result, all of his Repriced Options, together with other options held by him which were outstanding at the time of his resignation, were canceled in exchange for options to purchase 205,000 Shares, at an exercise price of $8.125 per Share, which expire in February 1999. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

            EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND
                        CHANGE-IN-CONTROL ARRANGEMENTS

Glenn L. Cooper, M.D.

  In April 1996, the Company entered into an employment agreement (the "Cooper Agreement") with Dr. Cooper, which supersedes a prior agreement, to continue to serve as President and Chief Executive Officer of the Company for a term of three years, subject to one-year renewal periods upon the mutual agreement of Dr. Cooper and the Company. The Cooper Agreement provides for Dr. Cooper to receive an annual base salary of $300,000, which was increased to $350,000 per annum in December 1996, plus bonuses based on the achievement of milestones to be agreed upon between the Company and Dr. Cooper and payable under the Senior Executive Bonus Plan. In December 1997, the Compensation Committee recommended an increase in the base annual salary of Dr. Cooper, which Dr. Cooper voluntarily declined in light of other compensation awarded to him. See "Employee Retention Plan Adopted in Fiscal 1998." The Company provides Dr. Cooper with a $1,000,000 life insurance policy payable to the beneficiary of his choice.

  The Cooper Agreement provides that Dr. Cooper may not, during the term of the agreement and for a year from the date of termination of employment, engage in any business competitive with the Company or its research activities. If Dr. Cooper is terminated for reasons other than Cause, as defined under the Cooper Agreement, he is entitled to receive his base salary plus pro-rated average bonuses, subject to set-off from other employment, for a twelve-month period. In the event of a Change in Control, as defined under the Cooper Agreement, Dr. Cooper is entitled to receive his base salary due for the remaining portion of his employment agreement, either in a lump sum or installments, at the discretion of the Company.

Mark S. Butler

  Effective December 1993, the Company entered into a letter agreement with Mark S. Butler, the Company's Executive Vice President, Chief Administrative Officer and General Counsel. The agreement provides for a base salary, which was increased to $265,000 in December 1997, to be reviewed annually. Mr. Butler was also eligible to participate in the Company's Senior Executive Bonus Plan for fiscal 1998. If Mr. Butler is terminated for reason other than cause or if Mr. Butler elects to terminate for just cause, Mr. Butler is entitled to receive salary for a period of nine months following such termination, subject to set-off from other employment.

Thomas F. Farb

  In April 1994, the Company entered into a letter agreement with Thomas F. Farb, the Company's former Executive Vice President, Chief Financial Officer and Treasurer. The agreement provides for a base salary, which was increased to $265,000 in December 1997, to be reviewed annually. Mr. Farb was also eligible to participate in the Company's Senior Executive Bonus Plan for fiscal 1998. Mr. Farb resigned as an executive officer of the Company, effective August 18, 1998. In connection with his resignation, (i) options (which were not immediately exercisable) held by Mr. Farb to purchase 525,000 Shares were terminated; (ii) restricted stock awards to acquire 100,000 Shares granted to Mr. Farb expired unvested; and (iii) shares of InterNutria common stock held by Mr. Farb were repurchased by the Company at the original purchase price, the par value of the shares, and then resold to Drs. Cooper and Sandage and Mr. Butler, pro rata to their existing holdings, on the same terms as the original sale. In addition, upon his resignation and in consideration of the termination of immediately exercisable options to purchase 205,000 shares and other covenants by Mr. Farb, Mr. Farb was granted 205,000 options, which are immediately exercisable at $8.125 per share and expire six months following the date of his resignation.

Bobby W. Sandage, Jr., Ph.D.

  Pursuant to a letter agreement between the Company and Bobby W. Sandage, Jr., Ph.D. effective November 1991, Dr. Sandage, the Company's Executive Vice President, Research and Development, Chief Scientific Officer receives a base annual salary, which was increased to $265,000 in December 1997, to be reviewed annually. Dr. Sandage was eligible to participate in the Company's Senior Executive Bonus Plan for fiscal 1998. If Dr. Sandage is terminated for reason other than cause, he is entitled to salary and benefits coverage for the earlier of up to six months or until he finds a new position. Dr. Sandage may continue to consult with third parties in fields unrelated to Company business during non-working hours.

  In the event of certain transactions, including those which may result in a Change in Control, as defined under each of the Company's 1989 Plan, 1994 Plan and 1997 Plan, unvested installments of options to purchase Shares or awards of restricted stock held by executive officers of the Company may be subject to accelerated vesting.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the 1934 Act requires the Company's executive officers, directors and persons who beneficially own more than 10% of a registered class of the Company's equity securities to file with the S.E.C. initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Such executive officers, directors, and greater than 10% beneficial owners are required by S.E.C. regulation to furnish the Company with copies of all Section 16(a) forms filed by such reporting persons.

  Based solely on the Company's review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company's executive officers, directors and greater than 10% beneficial owners were complied with for fiscal 1998.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During fiscal 1998, the members of the Compensation Committee were: Mr. Gray, General Haig, Dr. Morville and Mr. Sharrock. In fiscal 1998, none of the members of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries. In fiscal 1998, the Company and its subsidiaries paid or accrued to Mr. Sharrock, who also serves as a director of Intercardia and a director of and consultant to Progenitor: (i) consulting fees for consulting services rendered by Mr. Sharrock to the Company and to Progenitor of $20,000 and $8,000, respectively; (ii) $4,000 in directors' fees from Intercardia; and (iii) granted options, including options to purchase 35,000 and 6,000 shares of common stock of Progenitor and Intercardia, respectively. In fiscal 1998, options granted to Mr. Sharrock, including an option to purchase 3,000 shares of common stock granted by Intercardia, and all of the options granted by Progenitor, were issued pursuant to option repricings in exchange for options previously granted at a higher exercise price.

                         COMPENSATION COMMITTEE REPORT
                         ON EXECUTIVE COMPENSATION (1)

General

  The goal of the Company's executive compensation policy is to ensure that an appropriate relationship exists between executive compensation and the creation of stockholder value, while at the same time attracting, motivating and retaining qualified executive officers. Accordingly, compensation structures for the named executive officers of the Company generally include a combination of salary, bonuses and long-term compensation. The Compensation Committee's informal executive compensation philosophy (which applies
--------
(1) The material in this report is not soliciting material, is not deemed filed with the S.E.C. and is not incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

generally to all executive officers of the Company, including the President and Chief Executive Officer, Glenn L. Cooper, M.D.) considers a number of factors, which may include:

  . providing compensation levels competitive with companies in comparable industries which are at a similar stage of development, or undergoing similar corporate events, and which are located in the Company's geographic area;

  . identifying appropriate performance goals for the Company and providing flexibility in compensation levels with the achievement of such goals;

  .  rewarding above average corporate performance; and

  . recognizing and providing incentive for individual initiative and achievement.

Base Salary

  Base salary for fiscal 1998 was determined based on a range of measures and internal targets set before the start of the fiscal year and in part by comparison to the compensation of executive officers of comparable biotechnology and pharmaceutical companies.

Bonuses

  Bonus compensation for fiscal 1998 was contingent upon the Company achieving certain business and financial objectives during the fiscal year. In formulating the Senior Executive Bonus Plan for fiscal 1998 for executive officers of the Company, including Dr. Cooper, the Compensation Committee adopted performance measures tied to a number of business and financial objectives to be achieved during fiscal 1998 and assigned relative weight to each objective. The Senior Executive Bonus Plan for fiscal 1998 entitled the named executive officers of the Company to a bonus equal to varying percentages of base salary depending upon achieving these objectives which included:

  .  achieving defined clinical or regulatory product development milestones;

  . consummation of certain corporate transactions, including finance events for the Company;

  .  in-licensing or acquisition of significant assets;

  .  specified net sales levels of PMS Escape(TM); and

  . the fair market value of Shares relative to fiscal 1997 and specified indices.

  The Chairman of the Compensation Committee consulted with members of the Committee, who considered the Company's performance under these measures for fiscal 1998 and used their subjective judgment and discretion, in accordance with the parameters of the Senior Executive Bonus Plan for fiscal 1998, to make a recommendation to the Board of Directors in approving individual compensation. Under the terms of the Senior Executive Bonus Plan for fiscal 1998, the Board approved a bonus to Dr. Cooper of $73,500, and Messrs. Butler and Farb and Dr. Sandage received bonuses of $46,375, $39,750, and $46,375, respectively. The bonus paid to Mr. Farb relates only to objectives achieved during the period of his service for fiscal 1998.

Long-Term Compensation

  Long-term compensation grants in fiscal 1998 to named executive officers of the Company were designed to align the interests of the named executive officers with those of the stockholders by providing the named executive officers with long-term incentives, while at the same time addressing employee retention and morale issues. In October 1997, in response to the perceived risk of attrition of key management and other personnel and employee morale issues resulting after the withdrawal of Redux and related legal proceedings and negative media coverage, and in line with the general goals of the Company's executive compensation policy, the Board of Directors authorized, and in November 1997, pursuant to Board authorization, the Compensation Committee approved, the Retention Plan, which was designed to motivate, retain and provide incentive to the Company's management, including the named executive officers and other employees. Pursuant to the Retention Plan, each of the named executive officers received (i) options under the 1994 Plan; (ii) restricted stock awards under the 1997 Plan; and (iii) shares of common stock of InterNutria owned by the Company, in exchange for nominal consideration. See "Retention Plan Adopted in Fiscal 1998" and "Employee Contracts and Termination of Employment and Change-in-Control Arrangements."

  In addition, in fiscal 1998, the Board of Directors authorized and approved the May and August 1998 Repricing Offers, pursuant to which the Company offered the right to exchange certain options held by Option Holders, including the named executive officers (except for the August 1998 Repricing Offer in which Mr. Farb did not participate) for options to purchase Shares at the market price of the Shares on the date of each of the Repricing Offers. The Repricing Offers were adopted, in line with the general compensation goals of the Company, to retain and motivate key employees, and to boost morale, especially in light of the withdrawal of the NDA relating to citicoline, particularly after the Redux withdrawal and related legal proceedings. In fiscal 1998, the named executive officers exchanged options to purchase 4,080,000 Shares for Repriced Options to purchase an identical number of Shares. See "Compensation Committee Report on Option Repricing."

Glenn L. Cooper, M.D.

  The compensation received during fiscal 1998 by Dr. Cooper was governed in part by the Cooper Agreement, entered into in April 1996, and substantially in accordance with the policies described above relating to all executive officers. In addition, in adopting the Senior Executive Bonus Plan for fiscal 1998 and establishing the percentage of salary used in calculating the bonus payment to Dr. Cooper, and recommending approval of such bonus, members of the Compensation Committee also considered a subjective evaluation of Dr. Cooper's performance and ability to influence the Company's near and long-term growth. The Compensation Committee considered Dr. Cooper's efforts and performance necessary to achieve specified objective criteria, as described above. In December 1997, the Compensation Committee recommended an increase in the base annual salary of Dr. Cooper, which Dr. Cooper voluntarily declined in light of other compensation awarded to him. See "Employee Retention Plan Adopted in Fiscal 1998."

Tax Deductibility of Compensation

  Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the ability of the Company to deduct for tax purposes compensation over $1,000,000 to any of the named executive officers unless, in general, the compensation is paid pursuant to a plan which is performance related, non-discretionary and has been approved by the Company's stockholders. In fiscal 1998 the Company granted restricted stock awards which, depending upon the fair market value of Shares on the date of vesting of such awards, may result in compensation expense that may not be deductible pursuant to Section 162(m) when recognized; however, no such limitation on deductibility is applicable for fiscal 1998.

                                          David B. Sharrock, Chairman
                                          General Alexander M. Haig, Jr.
                                          Harry J. Gray
                                          Malcolm Morville, Ph.D.

                     STOCK PRICE PERFORMANCE PRESENTATION

  The following chart compares the cumulative total stockholder return on Shares with the cumulative total stockholder return of (i) the Nasdaq Market Index and (ii) a peer group index consisting of companies reporting under the Standard Industrial Classification Code 2834 (Pharmaceutical Preparations):

                             [GRAPH APPEARS HERE]

             COMPARISON OF CUMULATIVE TOTAL RETURN OF ONE OR MORE
         COMPANIES, PEER GROUPS, INDUSTRY INDEXES AND/OR BROAD MARKETS

                      -------------------------- FISCAL YEAR ENDING ---------------------
COMPANY/INDEX/MARKET   9/30/1993  9/30/1994  9/29/1995   9/30/1996   9/30/1997  9/30/1998
Interneuron Pharma        100.00      76.15     141.54      347.69      147.69      36.92

Pharmaceutical
  Preparations            100.00     112.47     162.59      215.72      306.49     406.39

NASDAQ Market Index       100.00     105.82     128.48      150.00      203.88     211.88

--------
(1) Assumes $100 invested on September 30, 1993 and assumes dividends reinvested. Measurement points are at the last trading day of the fiscal years ended September 30, 1993, 1994, 1995, 1996, 1997 and 1998. The
    material in this chart is not soliciting material, is not deemed filed with the S.E.C. and is not incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing. A list of the companies included in the Peer Group Index will be furnished by the Company to any stockholder upon written request to the Vice President, Corporate Communications.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In November 1995, the Company entered into a Consultant and Non-Competition Agreement with Dr. Richard Wurtman which entitles Dr. Wurtman to an annual consulting fee of $150,000, subject to increases. Under this agreement, Dr. Wurtman received $165,000 in consulting fees from the Company in fiscal 1998. Effective as of April 5, 1995, InterNutria entered into a Consultant and Non-Competition Agreement with Judith Wurtman, Ph.D., the wife of Dr. Richard Wurtman and a director of InterNutria. InterNutria was organized by the Company in April 1995 to develop commercial applications of nutritional and dietary supplement products. In September 1998, the Company adopted a plan to discontinue operations of InterNutria. In December 1998, the agreement with Dr. Judith Wurtman was terminated by InterNutria. The agreement with Dr. Judith Wurtman entitled her to an annual consulting fee from InterNutria of $85,000, subject to increases. In addition, Dr. Judith Wurtman received options to purchase approximately 5% of the outstanding common stock of InterNutria. During fiscal 1998, Dr. Judith Wurtman received $91,000 in consulting fees from InterNutria.

  Drs. Richard Wurtman and Judith Wurtman have advised the Company that in accordance with MIT policy, they are entitled to receive from MIT a percentage of any royalties received by MIT in connection with MIT's licenses of dexfenfluramine to Servier and citicoline to Ferrer. They have further advised that in accordance with such policy, they are not entitled to share in royalties derived by MIT from any licensee in which they have an equity interest (such as the Company).

  In fiscal 1998, the Company made contributions of approximately $147,000 to The Center for Brain Science and Metabolism Charitable Trust, of which Dr. Richard Wurtman is the Scientific Director. This trust provides grants and fellowships to not-for-profit institutions, including MIT, and post-doctoral fellows for research in brain behavior, nutrition and pharmacology and has supported research on citicoline and melatonin.

  In November 1995, the Company and InterNutria entered into an Asset Purchase Agreement with AVAX Technologies, formerly Walden Laboratories, Inc. ("AVAX"), pursuant to which InterNutria purchased substantially all of the assets of AVAX, including PMS Escape, a product developed for the treatment of pre-menstrual syndrome, and related intellectual property, for consideration payable in Shares with a fair market value at the date of payment equal to an aggregate of $2,400,000. The Company issued an aggregate of 55,422 and 112,793 Shares, in December 1996 and January 1998, respectively, which were distributed to certain stockholders of AVAX in accordance with the terms of the Asset Purchase Agreement. Dr. Richard Wurtman and Dr. Rosenwald are stockholders of AVAX, Dr. Judith Wurtman previously served as an executive officer, director and principal stockholder of AVAX, and certain other officers and directors of the Company are stockholders of AVAX. None of such individuals received any of the Shares constituting the purchase price for the AVAX assets.

  In October 1997, the Company sold to each of Dr. Cooper, Messrs. Butler and Farb and Dr. Sandage, 2.5% of the capital stock of InterNutria held by the Company (an aggregate of 10%) for a purchase price of $.001 per share, subject to vesting restrictions. In connection with his resignation, the capital stock of InterNutria held by Mr. Farb was repurchased by the Company at the original purchase price, the par value of the shares, and then resold by the Company to Drs. Cooper and Sandage and Mr. Butler, pro rata to their existing holdings, on the same terms as the original sale. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

  Dr. Rosenwald receives a management fee, which includes his out-of-pocket expenses incurred in providing services to the Company, of $2,500 per month under a management agreement with the Company. For fiscal 1998, the Company paid $30,000 to Dr. Rosenwald pursuant to this agreement.

  Dr. Rosenwald is the Chairman and President of Castle, a venture capital firm engaged in locating, investigating and funding scientific inventions or technologies which are perceived to have potential commercial application in the pharmaceutical or health care industries, generally with the goal of forming a new company to exploit such inventions or technologies. Castle has presented certain of such opportunities to the Company, as well as to other companies, and may in the future continue to do so, although neither Dr. Rosenwald nor Castle has any agreement to do so and there can be no assurance that any inventions, technologies or companies discovered or funded by Castle will be presented to the Company. The Board of Directors of the Company adopted a policy for compensating Castle or the Castle employee (excluding Dr. Rosenwald) responsible for the introduction (the "Castle Finder") for any arrangement entered into by the Company as a result of Castle's introduction. No compensation was paid to Castle Finders during fiscal 1998.

  In fiscal 1996, the Company entered into a consulting agreement with Dr. Gale Cooper, a psychiatrist and the sister of Glenn L. Cooper, M.D., for a term of one year subject to automatic renewals of one year periods, pursuant to which Dr. Gale Cooper performs certain medical marketing services on behalf of the Company. Dr. Gale Cooper received $100,000 in consulting fees pursuant to such agreement in fiscal 1998. This agreement was terminated in November 1998. Dr. Cooper also received $34,000 during fiscal 1998 in fees from the Company in connection with services rendered as a principal investigator in a clinical trial for a product under development. The Company believes that the terms of each of these agreements were at least as favorable to the Company as could have been obtained from a non-affiliated third party.

  In fiscal 1998, the Company and its subsidiaries paid or accrued to Mr. Sharrock, who also serves as a director of Intercardia and a director of and consultant to Progenitor: (i) consulting fees for consulting services rendered by Mr. Sharrock to the Company and to Progenitor of $20,000 and $8,000, respectively; (ii) $4,000 in directors' fees from Intercardia; and (iii) granted options, including options to purchase 35,000 and 6,000 shares of common stock of Progenitor and Intercardia, respectively. In fiscal 1998, options granted to Mr. Sharrock, including an option to purchase 3,000 shares of common stock granted by Intercardia, and all of the options granted by Progenitor, were issued pursuant to option repricings in exchange for options previously granted at a higher exercise price.

  In fiscal 1998, the Company retained the services of Covington & Burling, a law firm of which Mr. Hutt, a director of the Company, is a partner.

  In fiscal 1998, each of the named executive officers received certain options, restricted stock awards and the right to purchase capital stock of a subsidiary of the Company under the Retention Plan. In fiscal 1998, the Company also granted options to certain of the Company's directors pursuant to automatic grant provisions and the Retention Plan. Pursuant to the May and August 1998 Repricing Offers, named executive officers and directors of the Company exchanged options to purchase 4,919,500 Shares for Repriced Options. In accordance with the terms of the 1994 Plan, on the date following the Annual Meeting date, all of the directors of the Company (except Drs. Rosenwald and Cooper) will receive automatic grants of options to purchase 5,000 Shares, which will be exercisable at a price equal to the fair market value of the Company's Shares on the date of grant. See "Director Compensation," "Option Grants in Last Fiscal Year," "Employee Retention Plan Adopted in Fiscal 1998," and "Compensation Committee Report on Option Repricing."

                       APPROVAL AND RATIFICATION OF THE
                      APPOINTMENT OF INDEPENDENT AUDITORS

  The Management of the Company recommends a vote for the approval and ratification of the appointment of PricewaterhouseCoopers LLP, Certified Public Accountants, as the Company's independent auditors for the fiscal year ending September 30, 1999. PricewaterhouseCoopers LLP has been the Company's auditors for the past fiscal year and has no direct or indirect financial interest in the Company. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement if he or she desires to do so, and shall be available to respond to appropriate questions.

                                    GENERAL

  The Management of the Company does not know of any matters other than those stated in this Proxy Statement which are to be presented for action at the Meeting. If any other matters should properly come before the Meeting, it is intended that proxies in the accompanying form will be voted on any such other matters in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

  The Company will bear the cost of preparing, printing, assembling and mailing the proxy, Proxy Statement and other material which may be sent to stockholders in connection with this solicitation. It is contemplated that brokerage houses will forward the proxy materials to beneficial owners at the request of the Company. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit by telephone proxies without additional compensation. The Company does not expect to pay any compensation for the solicitation of proxies.

  The Company will provide without charge to each person being solicited by this Proxy Statement, on the written request of any such person, a copy of the Annual Report of the Company on Form 10-K for the fiscal year ended September 30, 1998 (as filed with the S.E.C.) including the financial statements thereto. All such requests should be directed to Vice President, Corporate Communications, Interneuron Pharmaceuticals, Inc., One Ledgemont Center, 99 Hayden Avenue, Lexington, Massachusetts 02421.

                             STOCKHOLDER PROPOSALS

  The Annual Meeting of Stockholders for the fiscal year ending September 30, 1999 is expected to be held in March 2000. All proposals intended to be presented at the Company's next Annual Meeting of Stockholders must be received in writing and in compliance with S.E.C. requirements at the Company's executive office no later than September 30, 1999, for inclusion in the Proxy Statement and form of proxy related to that meeting.

                                          By Order of the Board of Directors,

                                          Glenn L. Cooper, M.D.
                                          President and Chief Executive
                                           Officer

Dated: January 27, 1999

PROXY

               INTERNEURON PHARMACEUTICALS, INC. (the "COMPANY")
                        ANNUAL MEETING OF STOCKHOLDERS

          This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Glenn L. Cooper, M.D. or Lindsay A. Rosenwald, M.D. as proxy to represent the undersigned at the Annual Meeting of Stockholders to be held at The Doubletree Guest Suites, 550 Winter Street, Waltham, Massachusetts 02451 on March 16, 1999 at 10:00 a.m. and at any adjournment thereof, and to vote the shares of Common Stock the undersigned would be entitled to vote if personally present, as indicated below.

     1.  Election of Directors

     FOR all nominees listed below  [_]     WITHHOLDING AUTHORITY  [_]
     (except as marked to the               to vote for all
     contrary below)                        nominees listed below

              Lindsay A. Rosenwald, M.D., Glenn L. Cooper, M.D.,
                    Harry J. Gray, Alexander M. Haig, Jr.,
                  Peter Barton Hutt, Malcolm Morville, Ph.D.,
                     Robert K. Mueller, Lee J. Schroeder,
                   David B. Sharrock, Richard Wurtman, M.D.

     (INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name on the line provided below.)

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     2.  Approval and ratification of the appointment of PricewaterhouseCoopers
LLP as independent auditors of the Company.

     FOR  [_]                 AGAINST  [_]                    ABSTAIN  [_]

     3. In their discretion, proxies are authorized to vote upon such business as may properly come before the meeting.

     The Shares represented by this proxy will be voted as directed. If no contrary instruction is given, the Shares will be voted FOR the election of the nominees and FOR the approval and ratification of the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company.

DATED:                  , 1999
      ------------------

------------------------------
Signature






------------------------------
Signature if held jointly

(Please date, sign as name appears
at the left, and return promptly.
If the Shares are registered in the
names of two or more persons, each
should sign. When signing as
Corporate Officer, Partner,
Executor, Administrator, Trustee
or Guardian, please give full title.
Please note any changes in your
address alongside the address as
it appears in the proxy.)